Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
CAVA Group, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.0001 per share (our “common stock”). References herein to “we,” “us,” “our” and the “Company” refer to CAVA Group, Inc., a Delaware corporation, and not to any of its subsidiaries.
The following is a description of the terms of our common stock and is only a summary, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part.
General
Our authorized capital stock consists of 2,500,000,000 shares of our common stock, $0.0001 par value per share; and 250,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Voting Rights
Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders generally.
Dividend Rights
Subject to the rights of the holders of any outstanding series of our preferred stock, the holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and subject to the rights of the holders of any outstanding series of our preferred stock, holders of our common stock will be entitled to share ratably in the remaining assets legally available for distribution to stockholders.
Rights and Preferences
Holders of our common stock have no preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Fully Paid and Non-Assessable
All outstanding shares of our common stock are fully paid and non-assessable.
The rights, powers, and privileges of holders of our common stock will be subject to the rights, powers, preferences, and privileges of the holders of shares of any series of our preferred stock we may authorize and issue in the future.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the New York Stock Exchange (“NYSE”) rules, the authorized shares of preferred stock will be available for issuance without

Exhibit 4.1
further action by our stockholders. Our Board of Directors has the discretion to determine, with respect to any series of preferred stock, the terms, rights, powers, and preferences (and the qualifications, limitations and restrictions thereof) of that series, including, without limitation:
•the designation of the series;
•the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding);
•the amounts payable on shares of the series in the event of any dissolution, liquidation, or winding up of the affairs of the Company or upon any other event; and
•the voting rights, if any, of the holders of the series.
We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting the payment of dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to any payment upon a liquidation, dissolution or winding up of the Company or other event. The issuance of preferred stock could have the effect of delaying, deferring, impeding or preventing a change of control, or other corporate action.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by our Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock having a par value. Net assets are equal to the fair value of the total assets of the corporation minus its total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the corporation is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board of Directors may consider relevant.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or

Exhibit 4.1
then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.
Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions or employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the total number of directors constituting the Board of Directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors.
Business Combinations
We are subject to Section 203 of the DGCL, which restricts persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the time these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
This provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period after the time at which they became an interested stockholder subject to the restrictions on business combinations. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board of Directors because the restrictions on business combinations would not apply to an interested stockholder if our Board of Directors, prior to the time a person becomes an interested stockholder, approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. By discouraging persons from becoming interested stockholders, these provisions may have the effect of preventing changes in our Board of Directors. In addition, these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Removal of Directors; Vacancies
Under the DGCL, unless the certificate of incorporation otherwise provides, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors (other than the directors elected by the holders of one or more series of our preferred stock,

Exhibit 4.1
voting separately or together with one or more other series) may only be removed for cause and only by the affirmative vote of holders of at least 662/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. Our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board of Directors that results from an increase in the number of directors and any vacancy occurring on our Board of Directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors who are elected by a vote of our stockholders generally.
Plurality Voting
Our amended and restated bylaws provides that directors are elected by a plurality voting standard. Under a plurality voting standard, the nominees for election as directors receiving the greatest number of votes for their election at any meeting for the election of directors, up to the number of directors to be elected, will be elected.
Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our Board of Directors or the Chair of our Board of Directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, unless the certificate of incorporation otherwise provides, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted shall be delivered to the corporation. Our amended and restated certificate of incorporation prohibits stockholder action by written consent in lieu of a meeting, except that any action required or permitted to be taken by the holders of our preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the

Exhibit 4.1
applicable certificate of designation relating to any such series of preferred stock. In addition, only our Board of Directors can (i) schedule the date of the annual meeting and (ii) provide written notice of the annual meeting.
Supermajority Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Any alteration, amendment, repeal or rescission of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 662⁄3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of holders of a majority in voting power of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our amended and restated certificate of incorporation provides that, in addition to any other vote required by law or our amended and restated certificate of incorporation, the amendment, alteration, repeal, or rescission of the following provisions in our amended and restated certificate of incorporation also requires the affirmative vote of the holders of at least 662⁄3% in the voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding the total number of directors;
•the provisions regarding removal of directors;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our Board of Directors and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer; and
•the amendment provision requiring that the above provisions be amended only with a 662/3% supermajority vote.
The combination of the classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Dissenters’ Rights of Appraisal and Payment

Exhibit 4.1
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with certain mergers or consolidations of us or certain transactions in which we convert to another entity. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger, consolidation or conversion will have the right to receive payment in cash of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the act or transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or the federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or our stockholders, (3) action asserting a claim against the Company or any current or former director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) action asserting a claim governed by the internal affairs doctrine of the State of Delaware.
Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including any claims under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and accordingly, we cannot be certain that a court would enforce such provision. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. Our exclusive forum provision shall not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. This provision does not limit or eliminate the liability of any officer in any action by or in the right of the Company, including any derivative claims. Further, the exculpation does not apply to any director or officer if the director or officer has breached the duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an

Exhibit 4.1
improper benefit from his or her actions as a director or officer. In addition, exculpation does not apply to any director in connection with the authorization of illegal dividends, redemptions or stock repurchases.
Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We have entered into indemnification agreements with our directors, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions, and insurance will be useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.